Exhibit 3.2 Continued

                             AMENDMENT TO THE BYLAWS

                                January 21, 2005

      A. Article IX of the Bylaws of Usurf America, Inc., a Nevada corporation (the "Corporation"), provides that a majority of the members of the
Corporation's Board of Directors (the "Board") have the power to amend the Bylaws of the Corporation ("Bylaws") at any regular or special meeting.

      B. The Board desires, and deems it to be in the best interest of the Corporation, to add new Article XIII to the Bylaws.

      RESOLVED , that Article XIII of the Bylaws is added to the Bylaws to read, in its entirety, as follows:

      Article XIII - Acquisition of Controlling Interests

      The provisions of Nevada Revised Statutes Sections 78.378 to 78.3793 do not apply to any acquisition of the capital stock of the Corporation by Sovereign Partners, LLC, a Colorado limited liability company, its members or its affiliates.


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      IN WITNESS WHEREOF,  the foregoing  Amendment to the Bylaws was adopted by the Board effective as of January 21, 2005.



                                    /s/ Douglas O. McKinnon
                                    ------------------------------------
                                        President and CEO